EXHIBIT 5.1

June 20, 2013

BY EMAIL

Titan Iron Ore Corp.
1735 East Ft. Lowell Rd., Suite 9
Tucson, Arizona 85719
U.S.A.

Attention:                      Andrew Brodkey, Chief Executive Officer and President

Dear Sirs:

Re: Titan Iron Ore Corp. – Registration Statement on Form S-1/A

We have acted as counsel to Titan Iron Ore Corp. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1/A (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 12,906,300 shares (the “Registered Shares”) of the Company’s common stock, consisting of (i) up to 5,774,494 shares that may be issued upon conversion of debentures or note sold to certain selling stockholders named in the Registration Statement, (ii) up to 556,182 shares that were issued upon exercise of warrants by the certain selling stockholders named in the Registration Statement, (iii) up to 2,000,000 shares issued to Ascendiant Capital Partners, LLC (“Ascendiant”) as commitment shares under a securities purchase agreement dated October 18, 2012, as amended on January 9, 2013, as amended and restated on February 19, 2013, and as amended on April 2, 2013 (the “Securities Purchase Agreement”) and (iv) up to 4,575,624 shares to be sold to Ascendiant under the Securities Purchase Agreement.

In connection with this opinion, we have reviewed:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company;

(c)	resolutions adopted by the board of directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement; and

(e)	the prospectus (the “Prospectus”) constituting a part of the Registration Statement.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.  As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer and director of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

•	2,556,182 of the Registered Shares that are currently issued and outstanding have been duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company;

•
5,774,494 of the Registered Shares that may be issued upon conversion of the debentures or note, once issued in accordance with the terms of the debentures or note, as applicable, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company; and

•
4,575,624 of the Registered Shares that are to be sold to Ascendiant under the Securities Purchase Agreement, once issued in accordance with the terms of the Securities Purchase Agreement, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:         United States Securities and Exchange Commission